Baumann, Raymondo & Company PA
CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated March 9, 2007 of Sovereign Exploration Associates International, Inc. of our report dated October 6, 2006 relating to our audit of the consolidated financial statements of Sovereign Exploration Associates International, Inc. included in the Consolidated Financial Statements together with Independent Auditor Report for the year ended June 30, 2006.

/s/ Baumann, Raymondo & Company PA
Tampa, Florida
March 10, 2007

405 North Reo Street • Suite 200 • Tampa, FL 33609
(813) 288-8826 • Fax: (813) 288-8836 • Email: cpatpa@brcpaweb.com • Internet: www.brcpaweb.com